C/Funds Group, Inc.

C/Fund
C/Growth Stock Fund
C/Government Fund
C/Community Association Reserve Fund

2004 Annual Report

Table of Contents

Letter to Shareholders*
Comparative Performance*
Fund Expenses*
Schedules of Investments*
Audited Financial Statements*
Financial Highlights*
Notes to Financial Statements*
Management Information*
Report of Independent Certified Public Accountants*

LETTER TO SHAREHOLDERS

The year-long presidential campaign dominated 2004 and distracted the markets for most of the year. It wasn't until the election results became known in November that the markets moved forward and ended up posting modest gains for the year.

For 2004, the Dow Jones Industrial Average posted a total return of +5.3%, the S&P 500 reported +10.9%, and the NASDAQ Composite ended at +8.6%. By comparison, bonds under-performed stocks as interest rates rose, suppressing their returns. An index of intermediate government bonds generated a +2.0% total return for the year.

I am proud to report to you that C/Fund posted a stable +2.9% total return for 2004 after returning +19.4% in 2003, and C/Growth Stock Fund posted a very good +16.2% total return after its impressive +34.4% return the previous year. Our bond funds broke even with a total return for C/Government Fund of -0.16% and for C/Community Association Reserve Fund of +0.06%.

We continue to be encouraged by the current economic and political environment irrespective of whether or not President Bush is successful in his plans to reshape Social Security and tax policy. Any success that the President may achieve in passing these reforms will only enhance the current situation to the benefit of investors. Bond investors should continue to stay short term to protect against potential losses stemming from rising interest rates. All investors are encouraged to evaluate their investment allocations from time to time to be sure those allocations still match their current goals and objectives.

On behalf of our Board of Directors, staff, and family, I would again like to thank each of you as shareholders for your continued confidence and wish you all a prosperous 2005.

Sincerely,

RG "Kelly" Caldwell, Jr.
President

C/Fund
Illustration of a $10,000 Investment Before Taxes

C/Growth Stock Fund
Illustration of a $10,000 Investment Before Taxes

C/Government Fund
Illustration of a $10,000 Investment Before Taxes

C/Community Association Reserve Fund
Illustration of a $10,000 Investment Before Taxes

Performance Summary
As of December 31, 2004

Fund	Period	Before Taxes	After Taxes on Distributions	After Taxes on Distributions and Sale of Fund Shares
C/Fund (Inception 03/85)	1 Year	2.91%	2.77%	1.88%
	5 Years	-1.52%	-2.95%	0.01%
	10 Years	8.22%	6.52%	6.82%
C/Growth Stock (Inception 07/92)	1 Year	16.22%	15.28%	10.87%
	5 Years	-1.24%	-2.19%	-0.08%
	10 Years	10.97%	9.20%	8.56%
C/Government (Inception 07/92)	1 Year	-0.16%	-0.58%	0.20%
	5 Years	3.50%	2.28%	2.21%
	10 Years	4.94%	3.20%	3.01%
C/Community Association Reserve (Inception 07/92)	1 Year	0.06%	-0.32%	0.08%
	5 Years	2.80%	1.68%	1.76%
	10 Years	4.11%	2.40%	2.50%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state or local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. Remember that the Fund's past performance (before and after taxes) is not necessarily an indication of how it will perform in the future.

Fund Expenses

All mutual funds have operating expenses. As a fund shareholder, you incur these ongoing expenses, which include costs for portfolio management, administrative services, and shareholder reports (like this one), among others. Operating expenses, which are deducted from a fund's gross income, directly reduce the investment return of the fund.

A fund's expenses are expressed as a percentage of its average net assets known as the expense ratio. The following examples are intended to help you to understand the ongoing costs (in dollars) of investing in a fund and to compare these costs with those of other mutual funds.

The examples in the following table are based on an investment of $1,000 made at the beginning of the period shown and held for the entire period. They illustrate your fund's costs in two ways:

  Based on actual fund return. This example is intended to help you estimate the actual expenses you paid over the period. The "Ending Account Value" is derived from the fund's actual return, and the "Expenses Paid During the Period" shows the dollar amount of expenses. You can use this information, together with the amount you actually invested, to estimate the expenses that you paid over the period. To do so, simply divide your account value by $1,000. For example, if your account value is $8,600, divide that amount by $1,000, and then multiply the result-8.6-by the dollar amount for your fund under the heading "Expenses Paid During Period."

  Based on a hypothetical 5% return. This example is intended to help you compare your fund's costs with those of other mutual funds. It uses the actual expense ratio for your fund, but it assumes a yearly return of 5% before expenses. Because the return used is not the fund's actual return, the results do not apply to your investment. However, the example is useful in making comparisons because the Securities and Exchange Commission requires all mutual funds to calculate expenses based on a 5% return for this purpose.

Expense Examples

Fund	Example Type	Beginning Account Value 07/01/04	Ending Account Value 12/31/04	Expenses Paid During Period* 07/01/04-12/31/04
C/Fund	Actual	$1,000.00	$1,004.57	$10.08
	Hypothetical (5% return before expenses)	$1,000.00	$1,015.08	$10.13
C/Growth Stock	Actual	$1,000.00	$1,071.49	$10.41
	Hypothetical (5% return before expenses)	$1,000.00	$1,015.08	$10.13
C/Government	Actual	$1,000.00	$993.11	$6.06
	Hypothetical (5% return before expenses)	$1,000.00	$1,019.05	$6.14
C/Community Association Reserve	Actual	$1,000.00	$994.02	$6.27
	Hypothetical (5% return before expenses)	$1,000.00	$1,018.85	$6.34

*Expenses are equal to each fund's annualized expense ratio, multiplied by the average account value over the period, multiplied by 184/366 to reflect a one-half-year period. Expense ratios for the funds are: C/Fund, 2.00%; C/Growth Stock Fund, 2.00%; C/Government Fund, 1.21%; and C/Community Association Reserve Fund, 1.25%. For actual returns for each fund, refer to the "Performance Summary" above.

Portfolio Holdings

C/Funds Group, Inc. discloses a complete schedule of the portfolio holdings in each of its funds on a quarterly basis during its fiscal year beginning January 1 and ending December 31. The Company publishes second quarter listings in its Semiannual Report dated June 30, and fourth quarter listings in its Annual Report dated December 31. For the first and third quarters, the Company files complete listings with the Securities and Exchange Commission on Form N-Q. You may view the Form N-Q filings on the Commission's website at http://www.sec.gov and at the Commission's Public Reference Room in Washington, DC. You can obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. You may also obtain a free copy directly from the Company by calling 800-338-9477.

Schedules of investments (portfolio holdings) for each fund as of December 31 follow.

C/FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Shares or Par Value	Value
EQUITIES
Air Transportation, Scheduled (0.4%)		$16,280
Southwest Airlines	1,000	16,280

Aircraft & Parts (9.1%)		362,007
Boeing Co.	1,900	98,363
Honeywell International, Inc.	1,900	67,279
United Technologies Corp	1,900	196,365
.
Beverages (3.0%)		117,163
Anheuser Busch	750	38,047
Coca-Cola Co.	1,900	79,116

Cigarettes (2.9%)		116,090
Altria Group, Inc.	1,900	116,090

Combination Utility Services (1.0%)		37,470
WPS Resources Corp.	750	37,470

Commercial Banks (4.2%)		165,661
Citigroup, Inc.	1,900	91,542
J. P. Morgan Chase & Co.	1,900	74,119

Computer & Data Processing Services (7.3%)		288,304
IBM Corp.	1,900	187,302
Microsoft Corp.	3,780	101,002

Computer & Office Equipment (1.0%)		39,843
Hewlett Packard Co.	1,900	39,843

Construction & Related Machinery (4.7%)		185,269
Caterpillar	1,900	185,269

Drugs (4.5%)		179,528
Johnson & Johnson	1,900	120,498
Merck & Co., Inc.	1,000	32,140
Pfizer, Inc.	1,000	26,890

Eating & Drinking Places (1.5%)		60,914
McDonald's Restaurants	1,900	60,914

Electric Services (0.9%)		37,375
FPL Group, Inc.	500	37,375

Electronic Components & Accessories (1.1%)		44,441
Intel Corp.	1,900	44,441

Gas Production & Distribution (0.8%)		32,963
Peoples Energy Corp.	750	32,963

C/FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Shares or Par Value	Value
EQUITIES (Continued)
Life Insurance (3.1%)		$124,773
American International Group	1,900	124,773

Lumber & Other Building Materials (3.1%)		124,398
Home Depot, Inc.	1,900	81,206
Lowe's Co.	750	43,192

Lumber & Wood Products (1.0%)		38,440
Plum Creek Timber Co.	1,000	38,440

Medical Service & Health Insurance (6.7%)		263,700
Berkshire Hathaway, Inc. Delaware	3	263,700

Miscellaneous Converted Paper Products (6.0%)		238,003
3M Company	2,900	238,003

Motor Vehicles & Equipment (1.9%)		76,114
General Motors Corp.	1,900	76,114

Motor Vehicles, Parts, & Supplies (1.1%)		44,060
Genuine Parts Co.	1,000	44,060

Nonclassifiable Establishments (1.8%)		69,350
General Electric Co.	1,900	69,350

Nonferrous Rolling & Drawing (1.5%)		59,698
Alcoa, Inc.	1,900	59,698

Personal Credit Institutions (2.7%)		107,103
American Express Co.	1,900	107,103

Petroleum Refining (2.5%)		97,394
Exxon Mobil Corp.	1,900	97,394

Plastics Materials & Synthetics (2.4%)		93,195
E. I. Dupont de Nemours & Co.	1,900	93,195

Radio & Television Broadcasting (1.3%)		52,820
Walt Disney Co.	1,900	52,820

Research & Testing Services (0.0%)		50
Atmospheric Glow Technologies	125	50

Savings Institutions (0.5%)		21,140
Washington Mutual	500	21,140

Soap, Cleaners, & Toilet Goods (5.3%)		209,304
Proctor & Gamble Co.	3,800	209,304

C/FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Shares or Par Value	Value
EQUITIES (Continued)
Telephone Communications, Except Radio (3.2%)		$125,932
SBC Communications, Inc.	1,900	48,963
Verizon Communications, Inc.	1,900	76,969

Variety Stores (2.5%)		100,358
Wal-Mart Stores	1,900	100,358

PREFERRED STOCKS
Preferred Stocks (3.3%)		131,750
Royal Bank Of Scotland PFD E	2,500	67,750
Royal Bank Of Scotland PFD H	2,500	64,000

GOVERNMENTS
Governments--Fixed (7.7%)		307,125
U.S. Treasury Notes 4.625% , due 05/15/06	300,000	307,125

TOTAL EQUITIES (89.0%)		3,529,140
TOTAL PREFERRED STOCKS (3.3%)		131,750
TOTAL GOVERNMENTS (7.7%)		307,125
TOTAL INVESTMENTS (100.0%)		$3,968,015

C/Fund Investments
By Standard Industry Code Major Group
Plus Government's and Preferred Stocks

14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Chemicals & Allied Products
Transportation Equipment
Insurance Carriers
Governments--Fixed
Business Services
Paper & Allied Products
Industrial Machinery & Equipment
Depository Institutions
Communication
Preferred Stocks
Building Materials & Garden Supplies
Food & Kindred Products
Tobacco Products
Electric, Gas, & Sanitary Services
Nondepository Institutions
General Merchandise Stores
Petroleum & Coal Products
Nonclassifiable Establishments
Eating & Drinking Places
Primary Metal Industries
Electronic & Other Electric Equipment
Wholesale Trade--Durable Goods
Lumber & Wood Products
Transportation By Air
Engineering & Management Services

C/GROWTH STOCK FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Shares	Value
EQUITIES
Auto & Home Supply Stores (2.5%)		$34,914
O'Reilly Automotive, Inc.	775	34,914

Beverages (2.0%)		28,473
Pepsi Bottling Group	1,053	28,473

Computer & Data Processing Services (12.1%)		170,674
Autodesk, Inc.	1,000	37,950
eBay, Inc.	300	34,902
Electronic Arts, Inc.	596	36,761
Fiserv, Inc.	700	28,133
Verisign, Inc.	980	32,928

Computer & Office Equipment (1.7%)		23,472
SanDisk Corp.	940	23,472

Drugs (2.1%)		30,281
Forest Laboratories, Inc.	675	30,281

Eating & Drinking Places (2.4%)		33,799
Starbucks Corp.	542	33,799

Educational Services (2.0%)		28,659
Laureate Education	650	28,659

Fats & Oils (2.4%)		33,465
Archer Daniels Midland Co.	1,500	33,465

Fire, Marine, & Casualty Insurance (4.6%)		64,713
Progressive Corp. Ohio	348	29,524
W. R. Berkley Corp.	746	35,189

Gas Production & Distribution (2.2%)		30,575
Southern Union Co.	1,275	30,575

Grain Mill Products (2.3%)		32,211
Bunge LTD	565	32,211

Health & Allied Services, NEC (2.3%)		31,988
Lincare Holdings, Inc.	750	31,988

Hospitals (1.9%)		26,765
Community Health Systems	960	26,765

Lumber & Other Building Materials (6.4%)		91,052
Home Depot, Inc.	725	30,986
Lowe's Co.	1,043	60,066

C/GROWTH STOCK FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Shares	Value
EQUITIES (Continued)
Medical Service & Health Insurance (6.8%)		$96,121
UnitedHealth Group	700	61,621
Wellpoint, Inc.	300	34,500

Metal Cans & Shipping Containers (2.3%)		32,545
Ball Corp.	740	32,545

Miscellaneous Amusement, Recreation Services (2.5%)		35,251
Harrah's Entertainment, Inc.	527	35,251

Miscellaneous Chemical Products (2.2%)		31,286
Smith International	575	31,286

Miscellaneous Durable Goods (1.9%)		26,637
SPC Pool Corp.	835	26,637

Miscellaneous Durable Goods (2.5%)		34,663
Simon Property Group, Inc.	536	34,663

Miscellaneous Shopping Goods Stores (2.3%)		32,867
Staples, Inc.	975	32,867

Motor Vehicles & Equipment (4.3%)		61,193
Borg Warner	525	28,439
Oshkosh Truck Corp.	479	32,754

Offices & Clinics Of Medical Doctors (2.1%)		29,353
Coventry Health Care, Inc.	553	29,353

Operative Builders (12.1%)		171,287
D. R. Horton, Inc.	840	33,860
MDC Holdings	400	34,576
Pulte Homes, Inc.	500	31,900
Standard Pacific Corp.	550	35,277
The Ryland Group, Inc.	620	35,674

Radio & Television Broadcasting (2.5%)		35,445
Walt Disney Co.	1,275	35,445

Radio, Television, & Computer Stores (2.3%)		32,681
Best Buy Co.	550	32,681

Railroads (2.7%)		38,000
Norfolk Southern Corp.	1,050	38,000

Retail Stores, NEC (2.3%)		31,977
PETsMART	900	31,977

C/GROWTH STOCK FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Shares	Value
EQUITIES (Continued)
Telephone Communications, Except Radio (2.3%)		$33,011
Nextel Communications CL A	1,100	33,011

Trucking & Courier Services, Ex. Air (2.0%)		27,983
Landstar System, Inc.	380	27,983

TOTAL EQUITIES (100.0%)		1,411,341
TOTAL INVESTMENTS (100.0%)		$1,411,341

C/Growth Stock Fund Investments
By Standard Industry Code Major Group

14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
General Building Contractors
Business Services
Insurance Carriers
Food & Kindred Products
Building Materials & Garden Supplies
Health Services
Communication
Miscellaneous Retail
Chemicals & Allied Products
Transportation Equipment
Railroad Transportation
Amusement & Recreation Services
General Merchandise Stores
Holding & Other Investment Offices
Eating & Drinking Places
Furniture & Homefurnishings Stores
Fabricated Metal Products
Electric, Gas, & Sanitary Services
Educational Services
Trucking & Warehousing
Wholesale Trade--Durable Goods
Industrial Machinery & Equipment

C/GOVERNMENT FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Par Value	Value
GOVERNMENTS
FHLB Notes, 4.000%, due 02/15/05	700,000	$701,330
FHLB Notes, 2.500%, due 03/15/06	300,000	297,990
U.S. Treasury Notes, 1.500%, due 07/31/05	200,000	198,813
U.S. Treasury Notes, 4.625%, due 05/15/06	200,000	204,750
U.S. Treasury Notes, 3.500%, due 11/15/06	400,000	403,562
U.S. Treasury Notes, 2.625%, due 11/15/06	200,000	198,625
U.S. Treasury Notes, 3.000%, due 11/15/07	200,000	198,781

TOTAL GOVERNMENTS (100.0%)		2,203,851
TOTAL INVESTMENTS (100.0%)		$2,203,851

C/Government Fund Investments
By Maturity

C/COMMUNITY ASSOCIATION RESERVE FUND
SCHEDULE OF INVESTMENTS
December 31, 2004

	Par Value	Value
GOVERNMENTS
U.S. Treasury Notes, 1.500%, due 07/31/05	100,000	$99,406
U.S. Treasury Notes, 3.500%, due 11/15/06	100,000	100,891
U.S. Treasury Notes, 3.250%, due 08/15/07	100,000	100,187

TOTAL GOVERNMENTS (100.0%)		300,484
TOTAL INVESTMENTS (100.0%)		$300,484

C/Community Association Reserve Fund Investments
By Maturity

C/FUNDS GROUP, INC.
STATEMENTS OF ASSETS AND LIABILITIES
December 31, 2004

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
Securities at Amortized Cost	$3,239,073	$1,063,231	$2,213,067	$301,876

ASSETS
Cash & Equivalents	$124,245	$111,885	$233,304	$205,807
Investment in Securities	3,968,015	1,411,341	2,203,851	300,484
Receivables
Dividends & Interest	5,716	558	18,643	2,612
Investment Securities Sold	261,905	0	0	0
Expense Waiver	11,901	3,976	0	0
	4,371,782	1,527,760	2,455,798	508,903

LIABILITES
Advisor Fee & Other Payables	190,237	946	973	200
	190,237	946	973	200

NET ASSETS
Paid In Capital, Net	4,004,205	1,178,200	2,672,045	511,553
Distributable Earnings (Accumulated Losses)	177,340	348,614	(217,220)	(2,850)
	$4,181,545	$1,526,814	$2,454,825	$508,703

CAPITAL SHARES	266,394	118,882	247,895	52,145

NET ASSET VALUE PER SHARE	$15.70	$12.84	$9.90	$9.76

C/FUNDS GROUP, INC.
STATEMENTS OF OPERATIONS
For the Year Ending December 31, 2004

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
INVESTMENT INCOME
Dividends	$85,658	$6,754	$0	$0
Interest	14,582	1,505	66,918	12,975

	100,240	8,259	66,918	12,975
OPERATING EXPENSES
Investment advisory fee	41,172	13,718	14,419	2,892
Professional fees	18,963	6,300	4,676	1,031
Administrative fees	3,710	1,235	882	174
Registration fees	1,828	594	410	76
Custodian fees	16,376	5,527	11,484	2,383
Directors fees	9,845	3,233	2,345	477
Printing	1,373	438	503	78
Miscellaneous	978	367	215	41
Waiver of expenses in excess of 2% limit	(11,901)	(3,976)	0	0
	82,344	27,436	34,934	7,152

NET INVESTMENT INCOME (LOSS)	17,896	(19,177)	31,984	5,823

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS
Change in unrealized appreciation (depreciation) in investments	71,161	145,933	(34,828)	(5,808)
Net realized gain (loss) on investments	25,867	88,074	(894)	0
NET GAIN (LOSS) ON INVESTMENTS	97,028	234,007	(35,722)	(5,808)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$114,924	$214,830	($3,738)	$15

C/FUNDS GROUP, INC.
STATEMENTS OF CHANGES IN NET ASSETS
For the Year Ending December 31, 2004

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS
Net investment income (loss)	$17,896	($19,177)	$31,984	$5,823
Net realized gain (loss) on investments	25,867	88,074	(894)	0
Change in unrealized appreciation (depreciation) in investments	71,161	145,933	(34,828)	(5,808)
Net increase (decrease) in net assets resulting from operations	114,924	214,830	(3,738)	15

DISTRIBUTIONS TO SHAREHOLDERS
Net Investment income	(3,082)	0	(31,984)	(5,823)
Net qualifying dividend income	(14,261)	0	0	0
Net realized long-term gain on investments	0	(84,833)	0	0
Return of capital	0	0	(23,625)	(419)
	(17,343)	(84,833)	(55,609)	(6,242)

CAPITAL SHARE TRANSACTIONS
Shares sold	360,943	117,482	240,344	147,297
Reinvested distributions	15,664	44,452	3,517	6,127
Shares redeemed	(424,273)	(98,330)	(1,315,994)	(292,284)
	(47,666)	63,604	(1,072,133)	(138,860)

Net increase (decrease) in net assets	$49,915	$193,601	($1,131,480)	($145,087)

NET ASSETS
Beginning of year	4,131,630	1,333,213	3,586,305	653,790
End of Period	$4,181,545	$1,526,814	$2,454,825	$508,703

C/FUNDS GROUP, INC.
STATEMENTS OF CHANGES IN NET ASSETS
For the Year Ending December 31, 2003

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS
Net investment income (loss)	$12,734	($15,818)	$41,291	$13,021
Net realized (loss) gain on investments	(50,321)	145,171	(1,818)	770
Change in unrealized appreciation (depreciation) in investments	711,527	211,469	(8,128)	(12,408)
Net increase in net assets resulting from operations	673,940	340,822	31,345	1,383

DISTRIBUTIONS TO SHAREHOLDERS
Net investment income	(2,831)	(42,571)	(41,290)	(13,021)
Net qualifying dividend income	(9,307)	(3,702)	0	0
Net realized long-term gain on investments	0	(6,255)	0	0
Return of capital	0	0	(31,917)	(2,851)
	(12,138)	(52,528)	(73,207)	(15,872)

CAPITAL SHARE TRANSACTIONS
Shares sold	238,482	85,444	3,143,375	288,713
Reinvested distributions	10,730	27,823	4,256	15,695
Shares redeemed	(385,261)	(63,442)	(2,592,391)	(403,488)
	(136,049)	49,825	555,240	(99,080)

Net increase (decrease) in net assets	$525,753	$338,119	$513,378	($113,569)

NET ASSETS
Beginning of year	3,605,877	995,094	3,072,927	767,359
End of year	$4,131,630	$1,333,213	$3,586,305	$653,790

C/FUNDS GROUP, INC.
C/FUND, C/GROWTH STOCK FUND, C/GOVERNMENT FUND, AND C/COMMUNITY ASSOCIATION RESERVE FUND
FINANCIAL HIGHLIGHTS (1)
For the Years Ended December 31, 2004, 2003, 2002, 2001, and 2000

	Investment Income	Operating Expenses	Net Investment Income (Loss)	Distributions from Net Investment Income	Net Realized and Unrealized Gain (Loss) on Investments	Distributions from Net Realized Gains on Investments	Distributions from Return of Capital	Total Net Change	Net Asset Value at Beginning of Period	Net Asset Value at End of Period
C/Fund
2004	.37	(.30)	.07	(.06)	.37	.00	.00	.38	$15.32	$15.70
2003	.32	(.26)	.06	(.03)	2.42	.00	.00	2.45	12.87	15.32
2002	.43	(.26)	.17	(.17)	(.17)	.00	(.15)	(.32)	13.19	12.87
2001	.41	(.27)	.14	(.14)	(1.49)	.00	.00	(1.49)	14.68	13.19
2000	.46	(.40)	.06	(.06)	(5.02)	(4.92)	.00	(9.94)	24.62	14.68

C/Growth Stock Fund
2004	.07	(.24)	(.17)	.00	2.07	(.74)	.00	1.16	$11.68	$12.84
2003	.06	(.20)	(.14)	(.42)	3.26	(.06)	.00	2.64	9.04	11.68
2002	.10	(.21)	(.11)	.00	(2.88)	(.04)	.00	(3.02)	12.07	9.04
2001	.10	(.26)	(.16)	.00	(2.16)	(.17)	.00	(2.62)	14.56	12.07
2000	.13	(.32)	(.19)	(.02)	(.85)	(1.67)	.00	(2.73)	17.29	14.56

C/Government Fund
2004	.23	(.12)	.11	(.11)	(.13)	.00	(.08)	(.21)	$10.11	$9.90
2003	.22	(.12)	.10	(.09)	(.02)	.00	(.08)	(.09)	10.20	10.11
2002	.23	(.12)	.11	(.11)	.07	.00	(.08)	.20	10.13	10.20
2001	.48	(.12)	.36	(.36)	.15	.00	(.01)	.09	9.98	10.13
2000	.57	(.10)	.47	(.47)	.19	.00	.00	.19	9.79	9.98

C/Community Association Reserve Fund
2004	.22	(.12)	.10	(.10)	(.10)	.00	.00	(.10)	$9.86	$9.76
2003	.31	(.12)	.19	(.19)	(.17)	.00	(.04)	(.21)	10.07	9.86
2002	.35	(.13)	.22	(.22)	.06	.00	(.06)	.06	10.01	10.07
2001	.48	(.12)	.37	(.37)	.10	.00	(.02)	.12	9.91	10.01
2000	.57	(.10)	.47	(.47)	.06	.00	.00	.06	9.85	9.91
	Operating Expenses to Average Net Assets	Net Investment Income (Loss) to Average Net Assets	Portfolio Turnover Rate	Shares Outstanding at End of Period	Total Return
C/Fund
2004	2.00%	.44%	14.38%	266,394	2.91%
2003	2.00%	2.35%	9.45%	269,632	19.40%
2002	2.00%	3.70%	81.76%	280,135.12%
2001	2.00%	3.05%	124.36%	319,810	(9.06%)
2000	1.83%	2.13%	100.18%	456,377	(17.20%)

C/Growth Stock Fund
2004	2.00%	(1.39%)	100.56%	118,882	16.22%
2003	2.00%	.59%	152.96%	114,145	34.40%
2002	2.00%	.99%	144.03%	110,113	(24.75%)
2001	2.00%	.79%	26.46%	139,584	(15.59%)
2000	1.83%	.75%	46.40%	231,471	(5.33%)

C/Government Fund
2004	1.21%	1.11%	7.43%	247,895	(.16%)
2003	1.21%	2.20%	15.45%	354,770.86%
2002	2.00%	3.08%	24.56%	301,225	3.20%
2001	1.16%	4.77%	38.75%	44,967	5.48%
2000	.99%	5.87%	.00%	27,393	8.39%

C/Community Association Reserve Fund
2004	1.25%	1.02%	56.97%	52,145.06%
2003	1.22%	3.11%	17.42%	66,296.16%
2002	1.82%	4.00%	38.75%	76,210	3.36%
2001	1.16%	4.86%	73.00%	77,494	5.02%
2000	1.02%	5.84%	19.80%	89,824	5.57%
  Selected data for a share of capital stock outstanding throughout the year.

C/FUNDS GROUP, INC.
C/FUND, C/GROWTH STOCK FUND, C/GOVERNMENT FUND, AND C/COMMUNITY ASSOCIATION RESERVE FUND
NOTES TO FINANCIAL STATEMENTS
December 31, 2004

NOTE A - ORGANIZATION

C/Funds Group, Inc. (the Company), is registered as an open-end diversified investment company under the Investment Company Act of 1940. Effective July 2, 1985, the Company's shares were registered under Section 8(a) of the Securities Act of 1933. Currently, the Company offers the following four funds:

FUNDS	PRIMARY INVESTMENTS
C/Fund	Stocks and Fixed Income Securities
C/Growth Stock Fund	Common Stocks or Equivalents
C/Government Fund	Obligations of the U.S. Government
C/Community Association Reserve Fund	Obligations of the U.S. Government

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are in accordance with accounting policies generally accepted in the investment company industry.

  Security Valuation - Investments in securities traded on a national exchange are stated at the last known trade price on or after 4:00 p.m. New York time on the day of valuation; other securities traded in over-the-counter markets and listed securities for which no sale was reported on that date are stated at the last quoted bid price.
  Investment Income - Dividend income is recorded as of the ex-dividend date. Interest income is recognized on the accrual basis. Discounts and premiums on securities purchased are amortized over the life of the respective security. Realized gains and losses are determined on the identified cost basis.
  Distributions to Shareholders - Distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date.
  Income Tax Status - No provision for income taxes is included in the accompanying financial statements as the Company regularly distributes to shareholders its taxable investment income and realized gains under provision of the Internal Revenue Code applicable to regulated investment companies.
  Security Transactions - The Company follows industry practice and records security transactions on the trade date.
  Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE C - DISTRIBUTIONS TO SHAREHOLDERS

The tax character of distributions paid during 2004 and 2003 was as follows:

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
Year ended December 31, 2004
Distributions paid from:
Ordinary income	$17,343	$0	$31,984	$5,823
Long-term capital gains	0	84,833	0	0
	17,343	84,833	31,984	5,823
Return of capital	0	0	23,625	419
Total distributions to shareholders	$17,343	$84,833	$55,609	$6,242

Year ended December 31, 2003
Distributions paid from:
Ordinary income	$12,138	$46,273	$41,290	$13,021
Long-term capital gains	0	6,255	0	0
	12,138	52,528	41,290	13,021
Return of capital	0	0	31,917	2,851
Total distributions to shareholders	$12,138	$52,528	$73,207	$15,872

NOTE D - TAX BASIS COMPONENTS OF DISTRIBUTABLE EARNINGS

As of December 31, 2004, the components of distributable earnings (accumulated losses) on a tax basis were as follows:

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
Undistributed ordinary income	1,240	152	0	0
Capital loss carryforwards	(552,842)	0	(208,004)	(1,458)
Undistributed long-term capital gains	0	352	0	0
Unrealized appreciation (depreciation)	728,942	348,110	(9,216)	(1,392)
	177,340	348,614	(217,220)	(2,850)

C/FUNDS GROUP, INC.
C/FUND, C/GROWTH STOCK FUND, C/GOVERNMENT FUND, AND C/COMMUNITY ASSOCIATION RESERVE FUND
NOTES TO FINANCIAL STATEMENTS
December 31, 2004

NOTE D - TAX BASIS COMPONENTS OF DISTRIBUTABLE EARNINGS (continued)

Following is the amount and expiration date of each capital loss carryforward for each fund:

FUND	EXPIRATION BREAKDOWN
	AMOUNT	DATE
C/Fund	502,521	2009
	50,321	2011
	552,842
C/Government Fund	61,490	2008
	143,802	2009
	1,818	2011
	894	2012
	208,004
C/Community Association Reserve Fund	1,458	2009
	1,458

NOTE E - INVESTMENT ADVISORY AGREEMENT

Each fund has a written agreement (the Agreements) for management and investment advisory services with Omnivest Research Corporation (the Advisor) which is owned 100% by Trust Companies of America, Inc. (TCA), which is controlled by the Company's President and his family. The Agreements provide for advisor fees to be computed on the average daily net asset value. Under terms of the agreements, each Fund's total expenses cannot exceed 2% of the Fund's average net asset value in any one year. Expenses in excess of 2% shall be paid by the Advisor. Annual percentage rates provided by the Agreements in computing investment advisory fees and the fees incurred in 2004 are as follows:

FUND	ANNUAL % RATE	INVESTMENT ADVISORY FEES
C/Fund	1.0	$41,172
C/Growth Stock Fund	1.0	13,718
C/Government Fund	.5	14,419
C/Community Association Reserve Fund	.5	2,892

In 2004, total expenses for C/Fund and C/Growth Stock Fund exceeded the 2% limit by $11,901, and $3,976, respectively. These amounts have been recorded as a receivable and as an expense waiver by the respective Fund.

NOTE F - CAPITAL SHARE TRANSACTONS

As of December 31, 2004 and 2003 there were 5,000,000 shares of $.001 par value capital shares authorized. Transactions of the Funds in capital stock were as follows:

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
Year ended December 31, 2004
Shares sold	23,581	9,575	24,006	14,991
Reinvested distributions	1,001	3,462	352	625
Shares redeemed	(27,820)	(8,300)	(131,233)	(29,767)
Net (decrease) increase	(3,238)	4,737	(106,875)	(14,151)

Year ended December 31, 2003
Shares sold	17,936	7,512	308,310	28,883
Reinvested distributions	720	2,382	419	1,575
Shares redeemed	(29,159)	(5,862)	(255,183)	(40,372)
Net (decrease) increase	(10,503)	4,032	53,546	(9,914)

C/FUNDS GROUP, INC.
C/FUND, C/GROWTH STOCK FUND, C/GOVERNMENT FUND, AND C/COMMUNITY ASSOCIATION RESERVE FUND
NOTES TO FINANCIAL STATEMENTS
December 31, 2004

NOTE G - INVESTMENT TRANSACTIONS

Purchases and sales of investment securities and the accumulated gross unrealized appreciation and depreciation of the funds were as follows for 2004:

	C/Fund	C/Growth Stock Fund	C/Government Fund	C/Community Association Reserve Fund
Common Stocks
Purchases	560,584	1,230,486	0	0
Sales	479,469	1,227,512	0	0

U.S. Government Obligations
Purchases	0	0	200,625	202,527
Sales	200,000	0	1,452,063	400,000

Gross:
Unrealized appreciation in securities	810,131	354,633	2,680	0
Unrealized depreciation in securities	(78,882)	(6,523)	(11,896)	1,392

NOTE H - TRANSACTIONS WITH AFFILIATES

In addition to the investment advisory fees discussed in NOTE E, the Funds pay fees to other related entities, all of which are 100% owned by TCA, primarily for custodianship of assets and computer processing and programming. Total fees paid to TCA subsidiaries for services other than investment advising aggregated approximately $42,000 for 2004.

The number of shares held by the President of the Company, employees of the Advisor, and other affiliated persons (including any related or unrelated shareholder who is a beneficial owner of 5% or more of a fund series) at December 31, 2004 are as follows:

FUND	SHARES	VALUE
C/Fund	18,336	$287,872
C/Growth Stock Fund	28,450	365,302
C/Government Fund	12,990	128,603
C/Community Association Reserve Fund	41,667	406,670

NOTE I - MARKET RISK

The Company is exposed to market risk on the amount invested in marketable securities. The maximum amount of loss the Company would incur is limited to the amount recorded in the 2004 financial statements. The Company does not hold any collateral on the marketable securities. This exposure to risk is customary for all entities which have invested in financial instruments.

NOTE J - BROKER ALLOCATIONS

The placement of orders for the purchase and sale of portfolio securities is made under the control of the Advisor, subject to the overall supervision of the Board of Directors.

C/FUNDS GROUP, INC.
MANAGEMENT INFORMATION

BOARD OF DIRECTORS

Following are the names, duties, and affiliations of the Officers of the Company and the members of the Company's Board of Directors.

Name, Address, and Age	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Director- ships Held
Non-Interested Directors
William L. Adams 7339 Hawkins Road Sarasota, FL 34241 Age: 54	Director	Term: 1 year Service: 3.4 years	Branch Manager, Sarasota Office, Vanguard Capital, San Diego, CA, and representative; Retired.	N/A	None
D. Bruce Chittock 19625 Cats Den Road Chagrin Falls, OH 44023 Age: 70	Chairman, Board of Directors	Term: 1 year Service: 7.5 years	Industrial Engineer, Equipment for Industry, Inc., Cleveland, OH; Retired.	N/A	None
Emmett V. Weber 3411 Bayou Sound Longboat Key, FL 34228 Age: 72	Director	Term: 1 year Service: 11.8 years	Real estate; Retired Capt. USAir, Pittsburgh, PA.	N/A	None
Interested Directors
Roland G. Caldwell, Jr.(1)(2) 3320 Hardee Drive Venice, FL 34292 Age: 37	Director and President	Term: Director, 1 year Term: Officer, N/A Service: 11.8 years	Officer, Trust Companies of America, Inc., currently Pres.; Officer, Caldwell Trust Co., currently Pres., Treas. and Trust Officer; Officer, Omnivest Research Corp., currently Pres.	N/A	None
Deborah C. Pecheux(1)(2) 1911 Oakhurst Parkway Sugarland, TX 77479 Age: 47	Director	Term: 1 year Service: 12.0 years	VP, CareVu Corporation (claim management and electronic services software company).	N/A	None
Other Non-Interested Personnel
Lyn B. Braswell 1393 Mustang Street Nokomis, FL 34275 Age: 52	Secretary and Fund Administrator	Term: N/A Service: 10.7 years	C/Funds Group, Inc.; Caldwell Trust Co., Asst. Trust Officer; Trust Companies of America, Inc.	N/A	None
(1) Interested persons under the 1940 Act.

(2) Mr. Caldwell and Ms. Pecheux are siblings.

The Company's Statement of Additional Information (SAI) contains more information about the Company's Directors. To obtain a free copy of the SAI, call 800-338-9477.

PROXY VOTING

To obtain a free copy of the Company's proxy voting policy and procedures, call 800-338-9477. You can also call the same number to obtain a free copy of how the Company voted proxies related to Fund portfolio securities during the most recent 12-month period ending June 30.

Report Of Independent Registered
Public Accounting Firm

To the Shareholders and Board of Directors
C/Funds Group, Inc.
Venice, Florida

We have audited the statements of assets and liabilities, including the schedules of investments, of C/Funds Group, Inc. comprising the C/Fund, C/Growth Stock Fund, C/Government Fund, and C/Community Association Reserve Fund portfolios as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2004, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting C/Funds Group, Inc. as of December 31, 2004, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and their financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida
January 21, 2005

Investment Advisor
Omnivest Research Corporation
201 Center Road, Suite Two
Venice, FL 34285
(941) 493-3600

Custodian
Caldwell Trust Company
201 Center Road, Suite Two
Venice, FL 34285
(941) 493-3600

Auditors
Gregory Sharer & Stuart, P.A.
Certified Public Accountants
100 Second Avenue South, Suite 600
St. Petersburg, FL 33701-4383
(727) 821-6161

This report has been prepared for the information of shareholders of the Funds and is not authorized for distribution to Investors unless preceded or accompanied by an effective Prospectus which includes information regarding the Funds' objectives, policies, management, records, and other information.